Exhibit 99.2

Q3 2016 Implant Sciences Corporation Earnings Conference Call

May 16, 2016

C:  William McGann; Implant Sciences Corporation; CEO

C:  Roger Deschenes; Implant Sciences Corporation; CFO

C:  Todd Silvestri; Implant Sciences Corporation; COO

P:  Mark Jordan; Noble Essential; Analyst
P:  Peter Banice;; Private Investor

P:  Jim Shens;; Private Investor

P:  Chris Theodore;; Private Investor

P:  Irvin Jacobi;; Private Investor

+++ presentation

Operator^  Good day, ladies and gentlemen, and welcome to Implant Sciences Corporation third quarter 2016 earnings conference call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session and instructions will follow at that time.

(Operator Instructions)

As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Mr. Bill McGann, CEO.  Sir, you may begin.

William McGann^  Thank you very much and good afternoon, everyone.  Welcome to Implant Sciences third quarter earnings call for fiscal year 2016.  I’d like to ask Roger Deschenes, our CFO, to read our Safe Harbor statement; then we’ll be right back to you.

Roger Deschenes^  Thank you, Bill.  As Bill indicated, we will begin with our Safe Harbor disclosure.  During this afternoon's presentation, we will make Forward-Looking Statements concerning upcoming events, our expectations regarding the Company's financial performance.  Each time we do, we will try to identify these statements with words such as expect, believe, anticipate or other words that indicate potential events.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those stated in the forward-looking statements.

Please consider the risk factors contained in the press release issued today, May 16, 2016, and stated during this conference call as well as the risk factors and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015, which is on file with the Securities and Exchange Commission.

During our presentation this afternoon, we may discuss or disclose non-GAAP measures.  These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with US GAAP.  The presentation of non-GAAP information is intended, instead, to provide additional information to investors to facilitate the comparison of past and present results.  A replay of the conference call will be available for a limited time by dialing 855-859-2056 within the United States, or 404-537-3406 outside the United States, and entering the conference ID or pass code, which is 11555976.

Any forward-looking statements we make today are based on assumptions which we believe to be reasonable as of today, May 16, 2016.  We undertake no obligation to update these statements as a result of future events.  Finally, this conference call is the property of Implant Sciences Corporation and any recording, reproduction, or rebroadcast of this conference call without the expressed written consent of Implant Sciences Corporation is prohibited.

Today, May 16, 2016, we issued an earnings press release summarizing the Company’s financial performance for the three and nine months ended March 31, 2016.  Our quarterly report on Form 10-K for the just concluded quarter is in the process of being filed as we speak with the Securities and Exchange Commission this afternoon.

I'll turn the call back over to Bill for some initial remarks.

William McGann^  Okay, thanks Roger.  So, very, very quickly this earnings call, in usual fashion, we’re going to start off with Roger back to him pretty quickly here to report the details of our financial performance.  And then I want to open it up for Q&A session pretty quickly after very, very few, brief opening remarks.  So I want to get us into sort of a Q&A session as quickly as possible following Roger’s comments today.

Roger, if you want to just please take us through the details of the performance, I’ll appreciate that.

Roger Deschenes^  We’ll begin with the review of the financial results.  Revenues for the three months ended March 31, 2016 were $10.923 million which compares with $3.305 million for the prior year period, an increase of $7.618 million or approximately 231%.

For the nine months ended March 31, 2016 revenues increased $28.293 million or just under 387% to $35.608 million as compared with $7.315 million in the prior period.  Sales of our QS-B220 desktop systems increased 370% and 653% to $9.343 million and $29.391 million in the three and nine months ended March 31, 2016, respectively.  And these increases are due to a significant increase in unit volumes sold, which increased 665% and 1010%, respectively.

For the three month period we saw our shipments under our delivery order with the TSA shipments to CATSA, which is the Canadian Air Transport Security Authority and increased shipments into Asia.  For the nine month period we saw increased shipments to European Air force, this is the ECAC mandate.  Again, shipments under our delivery order with the TSA, shipments to CATSA and increased shipments into Asia, Africa and

South America.

Our unit sales prices decreased approximately 38.6% and 32.2% in the three and nine month periods, respectively.  Sales of our handheld units to QS-H150 decreased 38.5% to $669,000 in the current quarter and increased 7% to $3.81 million in the nine months ended March 31, 2016.  The decrease in the quarter is due primarily to a 33% in unit volume and this was further impacted by an 8.6% decrease in the average unit sell prices.

For the nine months period, unit sales of the handheld units increased 12.6%, this is due to increased shipments into Asia and Africa, and this increase was partially offset by a 4.9% decrease in the average unit sell prices in the current period compared to the prior period.  Sales of parts and supplies and service revenues increased 360% and 157%, respectively, in the three month ended March 31, 2016 and increased by 511% and 447%, respectively, in the nine month period ended March 31, 2016.  This is due primarily to increased sales of consumables and other supplies that are shipped for the QS-B220 desktop units and increased training and warranty revenue.

Factors impacting our average unit sales prices include competitive market condition, volume pricing and our delivery order with the TSA, and our decision to offer early payment discounts to certain distributors to hasten collection of our accounts receivables which discounts amounted to $25,000 and $325,000, respectively, in the three and nine months ended March 31, 2016.  And again, the average unit sell price is really a market share battle that we are fighting with our competitors.  And so, our sales results indicate we are winning some of those battles.

Gross margins for the three months ended March 31, 2016 was $3.232 million or just under 30% of revenues, which compare with $1.176 million, or 35.6% of revenues for the comparable prior year period.

For the nine month period our gross margin was $13.342 million or 37.5% of revenues, which compares a $2.158 million or 29.5% of revenues for the prior year period.  The decrease in gross margin as a percent of revenue in the three month period is due primarily to the decrease in the average unit sell prices on sales of both the QS-B220 desktop units and the QS-H150 handheld units and an increase in manufacturing overhead cost.

For the nine month period the increase in gross margin as a percent of revenues is due primarily to the increased volume and the impact of that increased volume on our manufacturing overhead cost and the increased manufacturing overhead absorption due to the higher QS-B220 unit volume and lower material cost for the QS-B220 due to some volume purchasing price reductions.  And these increases are partially offset by decrease again in the average unit sell prices on sales of our desktop units and our handheld units.

Research and Development expense for the three months ended March 31, 2016 was $1.040 million, which compares with $1.347 million for the prior year period, a decrease of $307,000 or 22.8%.  For the nine month period research and development expense was $3.024 million which compares with $3.919 million for the prior year period, a decrease of $895,000 or 22.8%.

The decrease in our research and development expense for both the three and nine month periods is due primarily to efficiencies gained from the closure of our San Diego advanced technology office, which resulted in decreased payroll and occupancy cost, decreased stock based compensation and employee stock options, decreases in materials and prototype expense, decreased certification testing fees which were incurred in the prior year period.  These decreases are partially offset by an increase in travel expenses.

Although our R&D expense is down, we do expect research and development expense spending will increase in the next six to 12 months due to the ongoing product development and this is specifically related to our new portable explosives and narcotics detector.

Selling, general and administrative expenses for the three months ended March 31, 2016 were $3.811 million, which compares with $3.3018 million for the comparable prior year period, an increase of $493,000 or 14.9%.  For the nine months ended March 31, 2016 selling, general and administrative expenses were $11.067 million which compares with $9.188 million for the prior year period an increase of $1.879 million or 20.5%.

The increase in selling, general and administrative in both the three and nine months period ended March 31, 2016 is due primarily due to increase in payroll and related benefits and this is primarily due to the provision for incentive compensation, an increase in consulting fees with the issuance of shares of our common stock to two advisors for services rendered under an advisory consulting agreement, and investment bank advisory fees attributable to our strategic review process.

Increased legal fees also attributable to our ongoing review of strategic alternatives, and increase in variable selling expenses due to increased revenues and an increase in travelling expenses. These increases are partially offset by decreased stock compensation on employee stock options, due primarily to the accelerated vesting in the prior year period of options that were given to our former CEO. A $274,000 charge recorded in the prior period due to a settlement letter agreement with the distributor and decreased rent in the current period.  And we also noted in the prior year period, we recorded a charge due to separation benefits of $725,000 provided to our former CEO due to his resignation.

For the three months ended March 31, 2016 the other expense was $2.477 million which compares with other expense of $2.242 million for the prior year period, an increase of $235,000. For the nine months ended March 31, 2016, other expenses $7.571 million, which compares with other expense of $6.401 million for the prior year period, an increase of $1.170 million; the increase is due to increased interest expense on higher borrowings and our credit facilities with DMRJ and to a lesser extent the 1% increase in BAM interest rate which took effect on April 1, 2015.

For the three months ended March 31, 2016 our net loss was $4.096 million, which compares with a net loss of $5.731 million for the prior year period; a decrease in our loss of $1.635 million or 28.5%.  For the nine months, our net loss was $8.320 million, which compares with a net loss of $17.350 million for the prior year period, a decrease of $9.030 million, or 52%.  The decrease in both periods and the net loss is due primarily to increased revenues and gross margin and this is partially offset by increased operating expenses and an increase in interest expense.

Adjusted EBITDA for the three and nine months periods was a loss of $994,000  an income of $1.023 million for the current periods which compares to a loss of $2.266 million and a loss of $8.109 million, respectively, in the prior year periods.  This represents increases of just under $1.3 million and $9.132 million in the current three and nine month's periods, respectively. The improvement noted in our adjusted EBITDA was tempered somewhat by costs associated with our strategic review and the other one-time charges which amounted to $559,000 and $980,000 in the current three and nine month’s period, respectively.  Also of note during the recurring three and nine month’s periods, we successfully self-funded the significant working capital required to deliver the record revenues being reported today.

That concludes the financial report.  I will now turn the call over to Bill.

William McGann^  Thank you very much, Roger.  Really appreciate that.  So thank you everyone.  Before we open up for our Q&A round, I’d like to just highlight a few points about our business and our team.  So as we entered into FY16 about 10 months ago, we made a pledge that we were going to no longer borrow expensive money, that we were going to align our cost with our growth opportunities, and most importantly, we drive positive EBIT in the fiscal year.

So these are fairly bold statements to make over a year ago coming into the Q1 of FY16, but we stand here today with these as sort of the parameters of our new base line as a team.  So I think that’s – a couple of points to maybe punctuate that here in a minute, but I mean, that is difficult to spin at times is quite an accomplishment.  In our fiscal 2016 we gave guidance in Q1 on the performance for the year, and what I would say to that we are going to do that every year, but what I’ll say to you right now is that we are sticking with that guidance for the year; we will need it.  That’s another commitment that we made that we will also continue to drive execution as we close the fiscal year in June.

Our growth over this past year has been, and you have heard Roger give so many references to it, nominally four times in revenue over any year prior in the history of the Company, and we can only accomplish this through this enormous ramp in our production capacity and our quality of service.  I mean, we were talking about this earlier as a team; our production ramp was a 1000% year-over-year.  I mean, we’ve delivered something like 1,400 B220 systems in the nine months of this fiscal year versus something like 130 of the previous comparative nine months.  10X. And that has been an interesting ride would be a word I’d used to describe, but more importantly, it was the real test of the mettle of the team; anything but easy, anything but easy.  But the team really weathered the turbulence and stands today stronger than ever; we are now proven and truly ready, I think, to take on the new growth challenges and opportunities in the year ahead.  And there’s a lot of exhausted people around, but people feel very good about the accomplishment.  Inefficiencies aside, we could do better in our EBIT if we have a more smoothly operating supply chain with the fits and starts we’ve had with our cash situation.  And there’s a very long list of things we could point to, but none of them are excuses.

These things that we all face every day as a team and we’ve tackled them and we’ve made these great accomplishments.  So, what I really want to do is talk about that and recognizes our team for that, and the guys sitting around the table with me here today, I really want to thank every one of you.  About mid-week through our year, we announced our intention to explore strategic alternatives aimed at fixing our capital structure.  And in part, we’ve been hearing that for a long time from our investors and people in the industry alike.  So we’ve set about a mission to do that; we are still in that process, so we are not going to elaborate a lot on it today, but I will say we are committed to finding a path for this company to grow profitably and unencumbered in the future, because we have a great strategy, we have a great technology roadmap and I think we have a proven theme that can execute that mission.

Again, we are committed to that even though we are not done with the process at this point in time.  I really do want to be brief today and open up for questions, but again, sort of as a last little victory lap and want to personally thank my team, namely Todd, Darryl, Roger, Bob, Brenda; everybody sitting here in this room and on the phone.  My Board of Directors for their support.  And we’ve had a number of board calls this year, believe me, they have been very supportive and always, always willing to listen and provide guidance to us.  And our lenders at platinum partners, all of you are shareholders as well.  I get a lot of e-mails, I know I don’t respond to many because I shouldn’t and I can’t respond to one without responding to everybody.  So this is our opportunity to spend some time together and talk, but I do thank you for your support and stay tuned.

So, I’m going to stop now and open up for Q&A and we are going to do something that I liked we tried two earnings calls ago.  We are going to alternate between e-mail questions and live questions.  I don’t know why I really like that, but I guess I want to try it again.  We’ve got a number of e-mail questions and I will start by taking a live question this time I think and then we’ll pick one off.  We got about 10 or 11 e-mail questions, and we’ll try to get through them as quickly as we can, so want to take a question from the line, please.

+++ q-and-a

Operator^  (Operator Instructions)  Mark Jordan with Noble Essential.

Mark Jordan^  One question.  It has been announced that Morpho is being sold (inaudible).  You also mentioned that you’ve responded to aggressiveness and price aggressiveness in the market place.  What impact do you believe this transaction will have on the competitive environment and was more so given the fact that they were on the block, the leader in pricing over the last six months?

Todd Silvestri^  So yes; I would say answering your last question first, it is our belief that four of the group that was driving the price concessions, the strongest is probably the MDI business former Ion Track ETD business.  I would say that's accurate from at least my assessment.

I'm not going to speak about the Morpho/[Smith] acquisition, though we obviously do know some things about it, but I think you should probably ask them what they thing.  What I would say is this; from our perspective it’s a sort of a good, better, best depending on how it unfolds.  I think simply put, they were three pretty fierce competitors this past year, us included as the newcomer, and the two entrenched players being [Smith] and Morpho – they have now joined forces.  It's good for them.  Now there are two.  So I like those odds.  Yes, they are bigger, but individually they've always – they’ve dwarfed us anyway, so now we just have a bigger elephant, I guess, if you well.  That's okay.  I mean, our products are still strong.  Our competitive story is still great.  We know our customers well.  We have very good customer intimacy and we, while not perfect, we strive everyday to drive customer satisfaction to give us the wins that we've experienced in the last year and I don't expect that to change.  We're going to work harder, in fact.

So, I don't see the – and from my view, maybe I'm wrong, give me your analyst perspective, but I don't see taking the field from three to two in the certified global market to be a bad thing for us.  Does that sort of answered most of your questions?

Mark Jordan^  Yes.  And again, back to the question on who was more aggressive in the marketplace.  Do you thinking it was Morpho?

William McGann^  Morpho, yes.  Though I'll tell you, it's been spread across the board.  I mean, everybody we've competed against has really, really some strategically and some just blanket have been dropping prices to win share.  And I would say, in part, because of the very, very strong response we've had with our competitive product.  I mean, if you're going to win, the only way they can beat us is to lower price it seems, and I don't know if that's the only analysis, but that's a pretty straightforward one.

It's been rough.  It has been tough, and Darryl and the team have done a great job at strategically deciding which contracts are very important for us to win, where we going to have to take our medicine in order to win on price, and somewhere we just look at and go: no.  I mean, we want to win, but we don't win [that bad].  And I won’t share too many details about that, but some of them are pretty interesting.

Operator^  Peter Banice a Private Investor.

Peter Banice^  I have a two-part question; one is, so you issued $161 million IDIQ and only 53 of them was, I think $3 million was used so far for the 1,170 units.  The IDIQ was expanded from up until this May and it was extended again for another five months still October.  Are there any current, my first part of my question is, is there any current tenders with TSA that the additional balance of that IDIQ will be used?

William McGann^  This is one of the e-mail question that I was going to select, so I don't know if you are the one that submitted it, but the question what is the extension of TSA's procurement deadline by five months mean?  Is it for the existing 1170 units, or for the balance of $162 million IDIQ dating back to November 2014?

Kind of sounds like your question, so I'll answer both them online question there.  We don't know what it means, but we are encouraged by it.  I mean, that's all I really can say, I mean, the TSA doesn't call us up and tell us anything in advance of what they will announce.  But we are encouraged by the fact that's the TSA recognizes the need for continuing to put advanced technology in the field.  We appreciate them giving us the opportunity to show that we can partner with them successfully and we're doing that, and it’s a great opportunity for us and we're learning everyday by partnering with this very, very large important government agency that really impact globally all the world security agency.  So we're proud of that and I really focused on it.  I would say the extension is not a bad thing for us and we're optimistic by it.  Believe me, if we had a contract we'd be announcing it.

Peter Banice^  But are there any tenders in the works – were there any requests for proposals submitted?

William McGann^  Well, there are many that were around the world, but they are none from TSA at the moment.  We're very active right now in the European theatre and other parts of the world with tenders; I mean Dr. Jones is travelling right now as we speak.  He is not here with us today because he is addressing some of those very issues.

Peter Banice^  TSA is been in the news not for good reasons, the lines are getting, people are getting more frustrated.  Airports ready to throw them out and go private.  So, one of the answers is the device or the system that you are working with TSA on is more of a continuous system that employees explosive trace in a continuous way not in a batch or swaps.  But like, can you give us an update on progress there?

In your estimation, is it six months, a year, two years, five years out that we're going to see something like?  Because I take that as a real opportunity for implants; that’s something you guys could really aid in rolling out.

William McGann^  Yes.  Thank you.  So, we can give you a full update on that as well, and I do appreciate that as well, and I do appreciate that, it’s a great question and that wasn't a question that was written down, so it's like a soft ball for us now.  I have Todd Silvestri here my Chief Operating Officer, we can both play this, but at a high level, we haven't started that contract; it's been very slow to get started.  The government processes for getting the DHS funding turn on that's taken us longer than we anticipated.  So, we're largely have gone through the entire fiscal year without enjoying any revenue for that.

In fact some of the things that Roger alluded to about our cost being lowered, R&D is been driven by the fact this project hasn't turned on and we haven't therefore been able to fully step up, which Todd is very eager to do, as am I.

We do expect, however, to get the full benefit of that contract turning for our upcoming fiscal year.  In fact, we look at Roger, we completed the final DCAA audit and all those requirements like in the last two weeks within their report.  So we are somewhere between days and weeks away from being able to start to actively work on and bill against that $2 million contract; contract period is 2 years, 24 months, and in that time we will develop at least two fully working prototypes systems.

And so, that is a time frame that we'll be measuring performance presenting and working closely without DHS partners and obvious TSA is part of that, is very interested in the opportunity and it ours to prove, not them, but we're going to share with them very, very openly.  What I will say and Todd can embellish on this, they have listened to us to the extent that we know it's on their long term roadmap being like a five-year plan.

Todd Silvestri^  Part of their five-year roadmap.

William McGann^  So, we're pretty well aligned and I would say, that one’s on us; we've got to do it, we've got to execute it, we've got to prove our idea work.  We've got to be able to design it into a commercial system that functional and reliable, which I believe we a great plan to do.  And we've got to delight our customers.  And I think you're right, going back to the sort of a challenge you introduced this question as with the current challenges that TSA – TSA gets knocked a lot by the public.  And frankly, in my opinion, it’s really not always deserved, honestly, it just – they just – people love to beat them up, because they are the people that stand in the secure zone between land side and their side.  That's an extremely important job.  And if you really step back and had to try to appreciate all the things they have to do, I’d only say it ain’t easy.

Just like we as a solution provider with them it’s very difficult at times to meet all of the operational requirements, all the technical requirements and all the passenger experiences that are very dynamic in their nature.  So, it’s not an excuse, I'm not defending anything, but I think their challenges are great.  I think technology such as ours is going to be one of the factors that really helps to automate the process to enhance security and also simultaneously enhanced customer experience, reduce footprint.  These are the things; lower the cost, enhance the security and increase the passenger experience, that's what we're focused on, and we're by no means perfect right now.  I mean, our lessons learned around the world with our deployment of thousands of systems, including TSA.  You know you’ve got to have big ears and you got to have very thick skin and you have to just work with these partners and solve their problems in real time and keep going, and don't stop.  That's what we do.

William McGann^  Can I take a question from the e-mail now?  Let's see, it’s a marketing question.  I'm going to read it verbatim.  Darryl is not here, so I'm going to pretend this is going to be kind of fun, right?  I’m going to answer a question for Darryl.  He’s going to be probably – ears are burning.

On the last call, Mr. McGann defined our accessible market at $800 million globally on annual terms, is it for EDT only?  No.  Given that we have gain significant market share, we are having trouble reconciling this figure with Implant's annual shares and market share?

Good question.  Otherwise does this $800 million annual figure have other components to it, and is not fully accessible to us?  Yes.  And how would the new handheld increase the $800 market figure that Mr. McGann mentioned as the size?  So, nominally the ETD market of the 800 million today as we see this, and you can debate with other companies that look at the space and read the research reports, so its somewhere between – it’s around $300 million to $380 million annual market for ETDs of the $800 million.  What's the other?  Everything else.  Largely EDS, research contracts, all kinds of other I would say related potential homeland security products, but not specifically ETD.

And we also talk about the CAGR that, that growth rate being about 12% year-over-year, so it’s going to grow over the next five years to be like $1.4 billion for this compound net growth rate.  So, the market of that, let's call it $300 million to $380 million, that's ETD; we do not even serve all of that market.  And that is largely because we don't have all of the products that we currently need to serve it.  I mean, if you look at our competitors, they have a much more full basket of configurations of different types of handhelds for different applications and we just are starting that journey.  I'm not overly worried about it.  We will compete very effectively, and we have our own roadmaps.  But the good news is we're taking a lot of share, big amount of share, in the market that were actually accessing that we have available to us, and yes, you're right, it’s a small fraction of the total market much of which we don't have access to.  One final piece in the question – would the new handheld increase the number?

Yes.  One of the areas – and again we have two different handheld projects here.  One is imminent and one is sort of on the roadmap.  The one that's further out on the roadmap actually we think is a game changing handheld that grows that market, the one that we are launching now to replace the H150 as we’ve called it, described it in the past, and yes relate with that development, they can talk about that.  That's going to really help us recapitalize the existing handheld market that we enjoy today and grow it, because of its capability to do drug protection.  We've added some features to it, so the new H150 enhanced model will do more than the old one and the sales team is very excited about the opportunity to grow that segment.

I hope that kind of addresses the question to the person that wrote it.  It was a fairly long question with several parts to it.  If you're on the phone and want to ask a follow-up, please do.  So another question from the line.

Operator^  [Jim Shens] a Private investor.

Jim Shens^  Bill, can you comment please on how the B-220s are performing for your customers and break your response down into how they're performing for TSA and how they're performing for non-TSA customers, if you would, please.  Have there been any quality problem?  How would you rate customer satisfaction with their Implant devices, and again, if you could break it down by TSA versus non-TSA?

William McGann^  So, I would say overall if we look at non-TSA deployments, because we started those earlier going back to last summer.  Right now they are looking very good.  We've got a pretty large installed base in Europe, the initial start up issues that we had in Europe we're all over them in a frenzy till the months of September and October as we kept this big installed base out there.  The types of problems that you would expect to have with the new technology product around how to use it.  There was some training issues, there was some contamination issues, there was a real aggressive – nobody expected, at least I sure didn’t, in Europe where they sampling people that I would say globally unprecedented rates, and that posed some challenges to the – I said operational uptime, amount of maintenance has to be done to keep the systems operating at the right performance.

However, every time a performance audit was conducted in terms of how are the systems fit for duty and are they detecting threats, such as like these red team kind of putting explosives through the system and see if they go beep; we did extremely well.  It was by no means perfect.  We spent a lot of time and a lot of money and a lot of focus getting that European installation on board, and we've done that.  And so the team, again, weathered that turbulence really well and I think we have a very sticky customer-base there.

TSA, which is a new deployment for us but we've been deploying very rapidly, much more than half of 1170 have been out of our factory and now being installed; it’s similar, it’s a similar – we had some start up issues again around service peer call levels, what generates a call, what doesn't generate a call, who has to response to it?  Some of that logistics.  There are some contamination issues in a couple of airports that we're dealing with, but we will, and we have a lot upgrades that we're providing to the TSA on that.

So, I would say generally the feedback that we've got is the people like our system and they are looking forward to us, making sure we build the right partnership with them.  It’s kind of not perfect but very normal, and I fully expect that this deployment is going to go in the end, any sort of look back, like we’re doing with our first wave of [Vtech] going to be a very positive experience.  But we work on it, I mean, Todd, do you want to add some color to that?

Todd Silvestri^  I would, a little bit on the European deployment, as Bill had mentioned,  as we deployed there, where they’re using the systems, it’s in a different area than ETDs were typically used.  Mostly with a lot of excessive sampling of people.  And that led to the fact that we're learning a lot more about the systems, and we've been able to define some advancements from that perspective.  So sort of an unintended consequence; we’ve actually been able to advance our product in a different way, not without saying.  And then bring those new offerings both to customers in Europe as well as back in the United States.

William McGann^  That's a great point; we definitely made some amazing lemonade out of those early lemons.  We instead of hunkering down and coming up with the bunch of excuses of why we shouldn't be sampling people this aggressively and gumming up the work, we kind of took a very technical, scientific approach and came up with, I think it’s a feature that's what I would describe it; both hardware and software that makes our system operate in a manner that its unsurpassed by any trace detector that I have ever seen in 25 years, and I've seen a few.

And my God, it was one of those things where we just – we solved the challenge instead of you know burying our heads in the sands and it came out to be a really powerful feature that we're actually showing, as Todd said, to TSA.  Now, they don't sample people at anyway near the kind of rates.  But in general, I think this new sort of dynamic system is very powerful and we are proud to show that to them.

Operator^  Chris Theodore, Private Investor.

Chris Theodore^  I just wanted to ask you guys about the 32% decrease in the average unit sale price of B220, if that was expected and what kind of pricing pressures you guys are seeing there?

Todd Silvestri^  Well, if you read our 10Qs for the past year, we've talked about once we got the qualifications, that we would be going into larger tenders.  So when you go to a larger tender, the pricing is lower.  We have disclosed previously that the pricing to the TSA is lower.  And as I mentioned earlier, there's a lot of competition; we have two entrenched competitors that are – they’re fighting back our encroachment on their market, so it’s about for market share.

So, will the pricing continue to decrease?  I can't predict that.  But I'm not going to predict the pricing is getting a lot.  So hoping it doesn't get worst, but we're not expecting it to get better.

Operator^  Irvin Jacobi.

Irvin Jacobi^  I was wondering whether the detector has been involved in specific instances of successful identification of attempted terrorist episodes?

William McGann^  Well, typically you don't find out of all those things when they happen.  In almost 30 years of me working in this industry, I know of two examples where systems I've designed and developed have been positively used in that way, and there probably has been more, but I’ve only heard of two of them, so I think that's pretty unlikely.  But what I will say is we do know for sure that the systems that we have deployed in Europe, and maybe Todd could add some color to this as well, specifically in all the area of Belgium, maybe Brussels, Zaventem airport perhaps, have been deployed beyond the interface between landside and airside; both systems are now being used in a more extensive way.

Todd Silvestri^  I would add that, obviously, we've see the news and we see people in the news talking about particular threats.  And the question we always typically get is can we detect those types of threats?  And the answer is an absolute yes.  So, I just wanted to add that.  Plus with the extent of the deployments that we have in Europe now, we’re working very close with those security teams out there to improve the security equation.

William McGann^  So the systems are being in Europe in particular because of the treat being so dynamic in the current installed-base of ETDs.  I would venture guess to say not just ours, but we only know what's happening to ours, but I'm sure the other providers as well working as they should with the security forces around the world.  We're all competitors when it comes to security; it’s we're one team here.  So I would say that in general, Europe is probably pushing the envelope on some new applications for EDTs, the ones that are out there.

Operator^  Thank you.  And I'm showing no further questions at this time.  I'd like to turn the conference back over to Mr. Bill McGann for any final remark.

William McGann^  I have one more, I'll take one more than.  Let's see, I’ve got a whole bunch of these got answered, by the way, so I'm just sort of checking them off, about half of them already got answered.

Future Tech, Todd, what is the latest on the new handheld launch?  We alluded to the fact that's going to be late, and you may say a few words about why?  We were told it would be ready now and we would see some sales of that equipment this quarter.  Can you just update the caller or the person who wrote that?

Todd Silvestri^  Yes.  So couple of comments there.  One is the plan is to launch that, we'll say pilot production build we look through the last month of this calendar year.  So our second fiscal quarter is when we expect to get that out.  And perhaps the other comment would be as perhaps why is it late?  It’s not really late because of the technical challenge, let's say.  It’s much more so in – we talked earlier on the call about how exciting [Net Ramp] is in production, but it an effort of every employee in the Company to get there.  Certainly including the engineering team.  So we’ve have to pull some people off of that project in order to ensure success on that pretty vertical ramp that we had going in.  So that’s the main driver for the delay of the launch of that product.

I would say in addition is that the sales of H150 has still been robust as we’ve been waiting fore the refresh H150 enhanced [space] would typically be coming out in two quarters from now.

William McGann^  Yes, Darryl’s installed-base is actually still growing on the original one.  I think Todd’s comment is spot on.  I mean, I alluded to it at a high level, I mean, this has not been a perfect journey to this ramp and it has not just involved a few people in manufacturing and a few people in supply chain; this is an all hands on deck efforts like 24X7.  And so we’ve had to make difficult decisions and we’ve made them to get here.

Todd Silvestri^  The timing I just spoke to is the timing that we currently are driving towards.  The other decisions we have to make would delay that, but we don’t foresee that now.  But if that has to be made, we’ll make that with the best information we have.

I’m really excited.  I mean, if you come and visit us, we’ve got a couple of these units here running on the bench.  In fact, one of them is really cool, it’s a fully enclosed in the new mould the shell, but the shell is completely transparent.  So it’s like looking inside sort of looking at an automobile with all the inner parts working and all the lights blinking, it’s kind of a nice – it’s a very, very nice display.  I’d like to get it to one of our shows and set it up on a booth and let people look at it or maybe we’ll put a cover or if the competitors want to see it.

So if there are no more questions, I would once again like to thank everyone for joining the call.  And please stay tuned for more results from our company as we move forward.  And once again, look forward to talking to you again soon.

Operator^  Ladies and gentlemen, thank you for participating in today's conference.  This does conclude the program.  You may all disconnect.  Everyone have a great day.